FOR IMMEDIATE RELEASE            Contact Information
Joe McComish, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

Centerspace Expands Capacity with $100 Million Term Loan

MINNEAPOLIS, MN, November 28, 2022 – Centerspace (NYSE: CSR) announced that on November 22, 2022, it closed on a $100 million term loan with PNC Bank as administrative agent. The loan currently bears interest at a floating rate of 1.20% to 1.75% over the Secured Overnight Financing Rate, or SOFR, based upon Centerspace’s leverage ratio and is for a term of one year with a one-year extension option. Proceeds from the term loan will be used to repay a portion of the balance on Centerspace’s existing credit facility.

“The term loan augments our capacity and provides us with financial flexibility as we continue to optimize our portfolio strategy and market exposure. We are extremely pleased with the execution in this challenging capital markets backdrop, and it demonstrates the strength of our institutional relationships.” said Mark O. Decker, Jr., Centerspace’s President and CEO.

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 84 apartment communities consisting of 15,064 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2022 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

If you would like more information about this topic, please contact Joe McComish, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.